Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Pricing Supplement dated October 2, 2013

Registration Statement File No. 333-190657

October 2, 2013

Hydro One Inc.

2.78% Medium Term Notes due 2018

Final Term Sheet

Issuer:	Hydro One Inc. (the “Corporation”)

Issue:	Medium Term Notes issued pursuant to the short form base shelf prospectus dated September 4, 2013 and a pricing supplement to be dated October 2, 2013 (the “Notes”)

Principal Amount:	C$750 million

Pricing Date:	October 2, 2013

Settlement Date(1):	October 9, 2013 (T + 5)

Maturity Date:	October 9, 2018

Issue Spread:

+ 88 bps vs. the interpolated Government of Canada curve (GoC 1.25% due September 1, 2018 and GoC 3.75% due June 1, 2019)

+ 88 bps plus a 1.9 bps curve adjustment and 0.1 bps delay adjustment vs. the Government of Canada 1.25% due September 1, 2018 (priced at $97.06 to yield 1.881%)

Issue Yield:	2.781%

Coupon:	2.78% per annum, payable in equal semi-annual installments

Issue Price:	C$99.995 per C$100.00 of principal amount of the Notes

Coupon Payment Dates:	Semi-annual in arrears on April 9 and October 9 in each year until maturity, commencing April 9, 2014

Redemption:	GoC yield + 22 bps

Credit Ratings(2):	DBRS: A (high) (stable) Moody’s: A1 (stable) S&P: A+ (negative)

Ranking and Security:	The Notes will be direct unsecured obligations of the Corporation, ranking pari passu with all other unsecured and unsubordinated indebtedness of the Corporation

Use of Proceeds:	General corporate purposes

Form:	Book entry only

Listing:	The Corporation has applied to list the Notes for trading on the New York Stock Exchange. Listing will be subject to the Corporation fulfilling all the listing requirements of the New York Stock Exchange. If approved for listing, trading is expected to begin on the Settlement Date or as soon as reasonably practicable thereafter, but no later than 30 days after such Settlement Date.

CUSIP/ISIN:	44810ZBJ8/ CA44810ZBJ80

Syndicate:

BMO Nesbitt Burns Inc. (Co-Lead and Joint Bookrunner)

CIBC World Markets Inc. (Co-Lead and Joint Bookrunner)

RBC Dominion Securities Inc. (Co-Lead and Joint Bookrunner)

National Bank Financial Inc.

Scotia Capital Inc.

TD Securities Inc.

Desjardins Securities Inc.

HSBC Securities (Canada) Inc.

Casgrain & Company Limited

Laurentian Bank Securities Inc.

One or more sections of this final term sheet may be provided by members of the syndicate to investors.

(1) Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade such Notes on the date of pricing or the next succeeding business day should consult their own advisor.

(2) A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Corporation has filed a registration statement (File No. 333-190657) (including a short form base shelf prospectus dated September 4, 2013) and will file a pricing supplement dated October 2, 2013 (including the short form base shelf prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Corporation has filed with the SEC for more complete information about the Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Corporation or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling BMO Capital Markets Corp. toll-free at 1-888-309-1371, CIBC World Markets Corp. toll-free at 1-800-282-0822 or RBC Capital Markets LLC toll-free at 1-866-375-6829.